Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 16, 2015, in the Registration Statement (Form S-11 dated October 16, 2015) and related Prospectus of KBS Growth & Income REIT, Inc. for the registration of $2,300,000,000 of shares of its common stock.

/s/ Ernst & Young LLP
Irvine, California
October 16, 2015